Exhibit 99.1

Contact:	Brett S. Perryman
Laura O’Brien
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

AMG Completes Investment in Gannett Welsh & Kotler

BOSTON, October 2, 2008 – Affiliated Managers Group, Inc. (NYSE: AMG), a diversified asset management company, announced the completion of its investment in Gannett Welsh & Kotler, LLC (“GW&K”).  AMG, in partnership with GW&K’s management team, acquired the firm from The Bank of New York Mellon (NYSE: BK).

GW&K, a highly regarded Boston-based manager of municipal bond, taxable bond and equity investments, manages more than $7 billion.  The firm has a long history of successfully managing fixed income and equity investment strategies that balance long-term growth of capital with prudent risk management.  GW&K offers highly personalized investment services in three principal investment strategies: intermediate duration municipal bonds; multi-cap and small-cap equities; and core taxable fixed income investments.  In addition to separately managed accounts, GW&K manages two mutual funds for retail investors who wish to benefit from the firm’s depth of research and investment expertise.

As part of the transaction, AMG purchased the entire ownership interest in GW&K from The Bank of New York Mellon.  A broad group of GW&K professionals hold an equity interest in the firm and have entered into long-term employment agreements with the firm and AMG.

About Affiliated Managers Group

Affiliated Managers Group is a diversified asset management company with approximately $254 billion in assets at June 30, 2008 (pro forma for pending investments).  AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. Through AMG’s innovative partnership approach, individual members of each Affiliate’s management team retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.

AMG routinely posts information that may be important to investors in the Investor Relations section of its Web site. The Company encourages investors to consult that section of its Web site regularly for important information about AMG. For more information, please visit the Company’s Web site at www.amg.com.

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2007.

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